                                                          EXHIBIT 10.10

               PATENT AND TECHNOLOGY LICENSE AGREEMENT



    THIS PATENT AND TECHNOLOGY LICENSE AGREEMENT ("LICENSE AGREEMENT") is made by and between the BOARD OF REGENTS ("BOARD") OF THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS AT AUSTIN ("UNIVERSITY"), which is a component institution of SYSTEM, and PEGAS PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of Delaware, whose address is 2200 Sand Hill Road, Menlo Park, California 94025 ("LICENSEE").

                        W I T N E S S E T H:

    Whereas BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER which were developed at UNIVERSITY prior to the effective date of this LICENSE AGREEMENT and, in addition, may be developed at UNIVERSITY pursuant to the RESEARCH AGREEMENT;

    Whereas BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, the inventor(s), BOARD, and the public as outlined in the Intellectual Property Policy promulgated by the BOARD; and

    Whereas LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

    NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

                         I.  EFFECTIVE DATE

    This LICENSE AGREEMENT shall be effective as of June 11, 1992 ("EFFECTIVE DATE"), subject to approval by BOARD.

                          II.  DEFINITIONS

    As used in this LICENSE AGREEMENT, the following terms shall have the meanings indicated:

    2.1 "LICENSED FIELD" shall mean treatment of any medical condition of humans including without limitation [*]

* Confidential treatment has been requested for marked portion

[*]. The "LICENSED FIELD", however, shall not include treatment of medical conditions of humans by means of (a) coated medical devices [*], except any type of angioplasty catheter, endoscope, laparoscope, intravascular stent, or controlled release device for drug delivery, (b) cell encapsulation, (c) the systemic release of therapeutic substances, or (d) the use of polymeric systems to prolong the systemic half-life of therapeutic substances. BOARD shall be free to license PATENT RIGHTS and TECHNOLOGY RIGHTS to other parties in all fields of use outside the LICENSED FIELD.

    2.2 "LICENSED PRODUCT" shall mean any product, component or material the manufacture, use or sale of which would infringe a VALID CLAIM.

    2.3 "LICENSED SUBJECT MATTER" shall mean inventions, discoveries and information covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within the LICENSED FIELD.

    2.4  "LICENSED TERRITORY" shall mean the entire world.

    2.5 "NET SALES" shall mean the gross revenues actually received by LICENSEE or SUBSIDIARIES from the SALE of LICENSED PRODUCTS, less (a) normal and customary rebates, and cash and trade discounts, (b) sales, use and/or other excise taxes or duties actually paid, (c) the cost of any packages and packing, (d) insurance costs and outbound transportation charges prepaid or allowed, (e) import and/or export duties actually paid, and (f) amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

    2.6 "PATENT RIGHTS" shall mean any and all rights in and to inventions, discoveries or information relating to the manufacture, use or sale of biomedical hydrogels or surface coatings covered by patents and/or patent applications whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patents that issue thereon, conceived or reduced to practice either prior to the EFFECTIVE DATE and which name Dr. Jeffery A. Hubbell as either sole or joint inventor, or after the EFFECTIVE DATE and arising out of or in connection with the RESEARCH PROGRAM, and which BOARD has or may have the right to license or sublicense to LICENSEE under this LICENSE AGREEMENT. The PATENT RIGHTS in existence in the LICENSED TERRITORY as of the EFFECTIVE DATE are set forth on [*] and incorporated herein.

    2.7 "RESEARCH AGREEMENT" shall mean a certain Sponsored Research Agreement by and between the UNIVERSITY and LICENSEE effective as of June 1, 1992.

* Confidential treatment has been requested for marked portion

    2.8 "RESEARCH PROGRAM" shall mean the Research Program conducted by UNIVERSITY under the direction of Professor Jeffery A. Hubbell pursuant to the RESEARCH AGREEMENT in accordance with the description set forth in Attachment A attached thereto.

    2.9 "SALE" or "SELL" or "SOLD" shall mean the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or a SUBSIDIARY, which transfer or disposition would, but for the rights and license granted hereunder, infringe a VALID CLAIM in the country in which such LICENSED PRODUCT is transferred or disposed.

    2.10 "SUBSIDIARY" shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with LICENSEE. For the purpose of this definition, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

    2.11 "TECHNOLOGY RIGHTS" shall mean any and all rights in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to biomedical hydrogels or surface coatings which is not covered by the PATENT RIGHTS but which is necessary for practicing an invention, discovery or information covered by the PATENT RIGHTS, conceived or reduced to practice either prior to the EFFECTIVE DATE, or after the EFFECTIVE DATE and arising out of or in connection with the RESEARCH PROGRAM, and which BOARD has or may have the right to license or sublicense to LICENSEE under this LICENSE AGREEMENT.

    2.12 "VALID CLAIM" shall mean either (a) a claim of an issued and unexpired patent included within the PATENT RIGHTS, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim in a hypothetical issued patent corresponding to a pending claim in a patent application within the PATENT RIGHTS, provided that if such pending claim has not issued as a claim of an issued patent within the PATENT RIGHTS within six (6) years after the filing date from which such patent application takes priority, such pending claim shall not be a VALID CLAIM for purposes of this LICENSE AGREEMENT. In the event that a claim of an issued patent within the PATENT RIGHTS is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competition jurisdiction, such claim shall be reinstated as a VALID CLAIM hereunder.

                III.  REPRESENTATIONS AND WARRANTIES

    3.1 Except for the rights, if any, of the Government of the United States of America, as set forth in Paragraph 3.2, BOARD represents and warrants that (a) BOARD is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) BOARD has the sole right and authority to enter into this LICENSE AGREEMENT and grant the rights and licenses hereunder, (c) BOARD has not previously granted and will not grant any rights in the LICENSED SUBJECT MATTER or LICENSED PRODUCTS that are inconsistent with the rights and licenses granted to LICENSEE herein, (d) to the best of BOARD's knowledge, as of the EFFECTIVE DATE, but without research into the matter, the LICENSED PRODUCTS do not infringe any patent rights, trade secrets or other proprietary rights of any third party, and (e) [*]

    3.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This LICENSE AGREEMENT is explicitly made subject to the Government's rights under any such Government funding agreement and any applicable law or regulation. To the extent that there is a conflict between any such Government funding agreement, applicable law or regulation, and this LICENSE AGREEMENT, the terms of such Government funding agreement, applicable law or regulation shall prevail.

    3.3 NEITHER PARTY MAKES ANY REPRESENTATIONS OTHER THAN THOSE EXPRESSLY STATED IN THIS LICENSE AGREEMENT, AND SPECIFICALLY, BOARD MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                            IV.  LICENSE

    4.1 Subject to the terms and conditions of this LICENSE AGREEMENT, BOARD hereby grants to LICENSEE a royalty-bearing, exclusive right and license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use and sell LICENSED PRODUCTS, to practice any method, process or procedure within the PATENT RIGHTS or the TECHNOLOGY RIGHTS, and to otherwise exploit the LICENSED SUBJECT MATTER, within the LICENSED TERRITORY for use within the LICENSED FIELD. This grant shall be subject to the payment by LICENSEE to BOARD of all consideration as provided in this LICENSE AGREEMENT, and shall be further subject to rights retained by BOARD to:

         (a) Subject to Article XII below, and Articles VI and VII of the RESEARCH AGREEMENT, publish the general scientific findings from research related to LICENSED SUBJECT MATTER; and

         (b) Use any information contained in LICENSED SUBJECT MATTER for research, teaching and other educationally-related purposes.

* Confidential treatment has been requested for marked portion

    4.2 LICENSEE may extend the right and license granted to LICENSEE under Paragraph 4.1 to any SUBSIDIARY provided that such SUBSIDIARY consents to be bound by this LICENSE AGREEMENT to the same extent as LICENSEE.

    4.3 LICENSEE and any SUBSIDIARY may grant and authorize sublicenses within the scope of the right and license granted to LICENSEE pursuant to this LICENSE AGREEMENT; provided, however, that any such right and license granted to a sublicensee shall not include the right to grant sublicenses. LICENSEE and any SUBSIDIARY, if applicable, shall monitor the operations of their respective sublicensees in connection with the obligations of LICENSEE and any SUBSIDIARY pursuant to this LICENSE AGREEMENT, and shall take all reasonable steps to ensure that such sublicensees comply fully with such obligations. LICENSEE shall promptly inform BOARD of the name and address of each such sublicensee. Upon termination of this LICENSE AGREEMENT, any and all existing sublicenses granted by LICENSEE or any SUBSIDIARY, if applicable, shall survive; provided that such sublicensees promptly agree in writing to be bound by the terms of this LICENSE AGREEMENT.

    4.4 The right and license under the LICENSED SUBJECT MATTER granted to LICENSEE pursuant to Paragraph 4.1 shall inure to the benefit of and may be extended to any customer, direct or indirect, of LICENSED PRODUCTS manufactured by or for LICENSEE, SUBSIDIARIES and/or sublicensees of either LICENSEE or a SUBSIDIARY hereunder insofar as the inventions, discoveries and information covered by the LICENSED SUBJECT MATTER may be practiced by such customer in connection with application or use of such LICENSED PRODUCTS.

    4.5 BOARD agrees to promptly provide to LICENSEE copies of all documented information in BOARD's possession pertaining to LICENSED PRODUCTS and the manufacture or use of LICENSED PRODUCTS that in each case BOARD has the right to provide to LICENSEE, including without limitation all preclinical and clinical trial data, if any, and related reports, manufacturing information and the like. Subject to Article XII, LICENSEE shall have the right to use and disclose such information to the extent reasonably necessary to exploit the rights and license granted to LICENSEE under this LICENSE AGREEMENT.

    4.6 If at any time during the term of this LICENSE AGREEMENT BOARD establishes a bona fide detailed plan to develop a product covered by the LICENSED SUBJECT MATTER (a "PRODUCT"), or receives such a plan from a reputable third party with resources reasonably necessary to develop and commercialize such PRODUCT, BOARD may give written notice to LICENSEE of such event. If LICENSEE is not then developing, producing or using a LICENSED PRODUCT that is substantially similar to or intended for a similar purpose as the PRODUCT that BOARD or such third party proposes to develop, and the development or sublicensing of such a PRODUCT is not within LICENSEE's business plans or activities for development and commercialization on a schedule that either reasonably approximates that of such third party or is more favorable than that of such third party, LICENSEE shall elect one of the following options following BOARD's notice:

         (a) Undertake reasonable efforts to sponsor research toward the development of such PRODUCT (directly or indirectly through third parties), and thereafter develop, produce, sell, use or sublicense such PRODUCT; or

         (b)  Release its rights under this LICENSE AGREEMENT to such PRODUCT.

Following BOARD's notice to LICENSEE under this Paragraph 4.6, BOARD shall provide to LICENSEE a written research plan for the development of the PRODUCT in sufficient detail to enable LICENSEE to determine its capability to develop such PRODUCT, together with such other information as LICENSEE may reasonably request for purposes of such determination. LICENSEE shall have one hundred twenty days (120) after receipt of such plan and information to notify BOARD of LICENSEE's election under this Paragraph 4.6.

                      V.  PAYMENTS AND REPORTS

    5.1 In consideration of the rights and license granted by BOARD to LICENSEE under this LICENSE AGREEMENT, LICENSEE agrees to pay BOARD a non-refundable, non-creditable license fee equal to [*]. LICENSEE shall pay such fee in accordance with the following schedule:

         (a)  Within ten (10) days after the EFFECTIVE DATE, [*];

         (b)  Upon the first anniversary of the EFFECTIVE DATE, [*];

         (c)  Upon the second anniversary of the EFFECTIVE DATE, [*];

         (d)  Upon the third anniversary of the EFFECTIVE DATE, [*]; and

         (e)  Upon the fourth anniversary of the EFFECTIVE DATE, [*].

    5.2 In further consideration of the rights and license granted by BOARD to LICENSEE under this LICENSE AGREEMENT, LICENSEE agrees to pay BOARD in connection with the development of the first LICENSED PRODUCT [*] in accordance with the following schedule:

         (a) Upon submission of an Investigation New Drug application ("IND"), or the equivalent thereof, to the United States of America Food and Drug Administration ("FDA")

* Confidential treatment has been requested for marked portion for the first LICENSED PRODUCT by LICENSEE or a SUBSIDIARY or a sublicensee of either LICENSEE or a SUBSIDIARY, [*];

         (b) Upon completion of Phase I human clinical trials of the first LICENSED PRODUCT by LICENSEE or a SUBSIDIARY or a sublicensee of either LICENSEE or a SUBSIDIARY, [*];

         (c) Upon completion of Phase III human clinical trials of the first LICENSED PRODUCT by LICENSEE or a SUBSIDIARY or a sublicensee of either LICENSEE or a SUBSIDIARY, [*];

         (d) Upon submission of a New Drug Application ("NDA"), or the equivalent thereof, to the FDA for the first LICENSED PRODUCT by LICENSEE or a SUBSIDIARY or a sublicensee of either LICENSEE or a SUBSIDIARY, [*]; and

         (e) Upon the first commercial SALE of the first LICENSED PRODUCT by LICENSEE or a SUBSIDIARY or a sublicensee of either LICENSEE or a SUBSIDIARY, [*].

All payments made to BOARD by LICENSEE pursuant to this Paragraph 5.2 shall be non-refundable and non-creditable payments and shall apply to the development of the first LICENSED PRODUCT only.

    5.3 In further consideration of the rights and license granted by BOARD to LICENSEE under this LICENSE AGREEMENT, LICENSEE agrees to pay BOARD:

         (a) [*] of any SUBLICENSE FEES received by LICENSEE or SUBSIDIARIES in connection with the grant of a sublicense to a third party relating to the manufacture, use or sale of a LICENSED PRODUCT in any medical treatment within the LICENSED FIELD, except treatment of post-surgical adhesions; and

         (b) [*] of any SUBLICENSE FEES received by LICENSEE or SUBSIDIARIES in connection with the grant of a sublicense to a third party relating to the manufacture, use or sale of a LICENSED PRODUCT in the treatment of post-surgical adhesions.

"SUBLICENSEE FEES" shall mean all cash license fees paid or payable to LICENSEE upon execution of a sublicense between LICENSEE or a SUBSIDIARY and a third party relating to LICENSED PRODUCTS, but such fees shall not include advances against future royalties that are to be credited against future running royalties to be paid by sublicensee on sale of LICENSED PRODUCTS, LICENSED PRODUCT development funds, equity investments, or scientific

* Confidential treatment has been requested for marked portion benchmark payments or payments for past research expenditures relating to development of LICENSED PRODUCTS.

    5.4 In further consideration of the rights and license granted by BOARD to LICENSEE under this LICENSE AGREEMENT, except as otherwise provided in Paragraph 5.5, LICENSEE agrees to pay to BOARD a running royalty equal to:

         (a) [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by LICENSEE and/or SUBSIDIARIES; and

         (b) [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by sublicensees of either LICENSEE or a SUBSIDIARY.

    5.5 In the event that a LICENSED PRODUCT is approved for marketing by the FDA, or other similar government agencies in the LICENSED TERRITORY, with a label claim for use in the treatment of post-surgical adhesions, LICENSEE agrees to pay to BOARD a running royalty equal to:

         (a) [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by LICENSEE and/or SUBSIDIARIES for use of such LICENSED PRODUCTS in treatment of post-surgical adhesions; and

         (b) [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by sublicensees of either LICENSEE or a SUBSIDIARY for use of such LICENSED PRODUCTS in treatment of post-surgical adhesions.

    5.6 The running royalties under Paragraph 5.4 and Paragraph 5.5 shall be payable only for SALES of LICENSED PRODUCTS by LICENSEE, SUBSIDIARIES or sublicensees of either LICENSEE or a SUBSIDIARY beginning upon the date of the first SALE of such LICENSED PRODUCT in any country in the LICENSED TERRITORY by LICENSEE, SUBSIDIARIES or sublicensees of either LICENSEE or a SUBSIDIARY after obtaining approval for marketing of such LICENSED PRODUCTS by the FDA, or other similar government agencies, in such country, and continuing until the date that SALES of such LICENSED PRODUCTS would not infringe a VALID CLAIM in the country in which such SALES occur.

    5.7 Notwithstanding the foregoing, if LICENSEE is required to pay royalties to third parties in connection with the SALE of LICENSED PRODUCTS either under license agreements for other technologies which LICENSEE, in LICENSEE's reasonable judgment, determines are desirable to be incorporated in such LICENSED PRODUCTS, or under license agreements with third parties that are joint owners of patent applications or patents within the PATENT RIGHTS, and the total royalties to be paid by LICENSEE to BOARD and third parties would exceed [*] on SALES of LICENSED PRODUCTS by LICENSEE and/or SUBSIDIARIES, or [*] on SALES of LICENSED PRODUCTS by sublicensees of either LICENSEE or a

* Confidential treatment has been requested for marked portion

SUBSIDIARY, the amounts to be paid under Paragraph 5.4 and/or Paragraph 5.5 shall be reduced in accordance with the following formulas:

         (a) Royalties payable on SALES by LICENSEE and/or SUBSIDIARIES of LICENSED PRODUCTS shall equal [*] of NET SALES payable as royalties to BOARD and third parties on SALES by LICENSEE and/or SUBSIDIARIES of LICENSED PRODUCTS (prior to the adjustment hereunder and any similar adjustment in the amount to be paid to such third parties). However, after adjustment in accordance with this Paragraph 5.7(a) (which adjustment shall be made after deduction in royalties pursuant to Paragraph 7.3, if any), royalties payable to BOARD on SALES of LICENSED PRODUCTS by LICENSEE and/or SUBSIDIARIES shall not be less than [*] of NET SALES attributed to such SALES, unless LICENSEE, pursuant to Paragraph 5.8, converts the license granted to LICENSEE under Paragraph 4.1 to a non-exclusive license.

         (b) Royalties payable on SALES by sublicensees of either LICENSEE or a SUBSIDIARY of LICENSED PRODUCTS shall equal [*] of NET SALES payable as royalties to BOARD and third parties on SALES by sublicensees of either LICENSEE or a SUBSIDIARY of LICENSED PRODUCTS (prior to the adjustment hereunder and any similar adjustment in the amount to be paid to such third parties). However, after adjustment in accordance with this Paragraph 5.7(b) (which adjustment shall be made after deduction in royalties pursuant to Paragraph 7.3, if any), royalties payable to BOARD on SALES of LICENSED PRODUCTS by sublicensees of either LICENSEE or a SUBSIDIARY shall not be less than [*] of NET SALES attributed to such SALES.

Notwithstanding the foregoing, the adjustment in this Paragraph 5.7 shall not apply if such adjustment would increase the amounts payable under Paragraph
5.4 or Paragraph 5.5 above.

    5.8 Effective upon written notice to BOARD, LICENSEE may convert the license granted to LICENSEE under Paragraph 4.1 to a non-exclusive license. In such event, the amounts to be paid to BOARD under Paragraph 5.4 and Paragraph 5.5 following such notice, after any adjustment under Paragraph 5.7, if applicable, shall be reduced by [*]; provided, however, that in no event shall the amounts payable to BOARD under Paragraph 5.4 and Paragraph
5.5 be less than [*] of NET SALES.

    5.9 In the event that more than one patent within the PATENT RIGHTS is applicable to any LICENSED PRODUCT subject to royalties under this Article V, then only one royalty shall be paid to BOARD in respect of such quantity of the LICENSED PRODUCTS and in any event duplication of the running royalty shall be avoided. It is understood that royalties shall only be payable under this Article V with respect to LICENSED PRODUCTS whose sale would infringe a

* Confidential treatment has been requested for marked portion

VALID CLAIM in the country in which such LICENSED PRODUCT is SOLD. No royalty shall be payable under Paragraph 5.4 or Paragraph 5.5 above with respect to the SALE of LICENSED PRODUCTS between or among LICENSEE and SUBSIDIARIES, provided that such LICENSED PRODUCTS are to be resold to unrelated third parties, or with respect to any fees or other payments paid between or among LICENSEE and SUBSIDIARIES; nor shall a royalty be payable under Paragraph 5.4 or Paragraph 5.5 with respect to SALES of LICENSED PRODUCTS for use in clinical trials or as samples, or for LICENSED PRODUCTS that are otherwise SOLD at a price less than [*]. "MANUFACTURING COST" shall mean the fully burdened cost of manufacturing a LICENSED PRODUCT including without limitation the direct cost of labor, materials and allocable pharmaceutical manufacturing overheads in accordance with generally accepted accounting principles consistently applied.

    5.10 LICENSEE shall keep complete and accurate records of SALES by LICENSEE, SUBSIDIARIES and sublicensees of either LICENSEE or a SUBSIDIARY and NET SALES, and any SUBLICENSEE FEES received by LICENSEE or SUBSIDIARIES, in sufficient detail to enable the amounts payable hereunder to be determined. Upon BOARD's written request, but not more frequently than once per calendar year, LICENSEE shall permit representatives or agents of BOARD, at BOARD's expense, to examine such records during LICENSEE's regular business hours for the purpose of and to the extent necessary to verify any report required under this LICENSE AGREEMENT with respect to SALES and SUBLICENSEE FEES made not more than three (3) years prior to the date of BOARD's request. In the event that the amounts due to BOARD are determined to have been underpaid, LICENSEE shall pay to BOARD any amount due and unpaid, together with interest on such amount at the prime rate in effect at Bank of America NT&SA, San Francisco, California, or at the maximum rate permitted by law, whichever is lower.

    5.11 In each calendar year during the term of this LICENSE AGREEMENT first beginning after commercialization of a LICENSED PRODUCT or receipt by LICENSEE or SUBSIDIARIES of any SUBLICENSEE FEES, within ninety (90) days after March 31, June 30, September 30 and December 31, LICENSEE shall deliver to BOARD at the address listed in Paragraph 5.13, a true and accurate report, giving such particulars of the business conducted by LICENSEE, SUBSIDIARIES and sublicensees of either LICENSEE or a SUBSIDIARY, if any, during the preceding three (3) calendar months under this LICENSE AGREEMENT as are pertinent to an account for payments hereunder. Such report shall include at least (a) the total number of SALES; (b) the total of NET SALES; (c) the total amount of SUBLICENSEE FEES received by LICENSEE and SUBSIDIARIES; (d) the calculation of amounts due BOARD pursuant to this Article V; and (e) the total amount so calculated and due BOARD. Simultaneously with the delivery of each such report, LICENSEE shall pay to BOARD the total royalties amount, if any, due to BOARD for the period of such report. If no royalties are due, LICENSEE shall so report.

    5.12 Upon the request of BOARD but not more frequently than once per calendar year, LICENSEE shall deliver to BOARD a written report as to LICENSEE's efforts and accomplishments during the preceding year in commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and its commercialization plans for the upcoming year.

* Confidential treatment has been requested for marked portion

    5.13 All amounts payable hereunder by LICENSEE shall be payable in United States of America Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by LICENSEE in calculating LICENSEE's own revenues for financial reporting purposes. Any income or other tax that LICENSEE, SUBSIDIARIES, or sublicensees of either LICENSEE or a SUBSIDIARY are required by statute to withhold with respect to the amounts payable under this LICENSE AGREEMENT shall be deducted from such amounts, and LICENSEE shall furnish BOARD with proper evidence of the taxes paid. Checks shall be made payable to The University of Texas at Austin and mailed to: Executive Vice President and Provost, The University of Texas at Austin, Main Building 201, Austin, Texas, 78712-1111, Attention: Patricia C. Ohlendorf.

                      VI.  TERM AND TERMINATION

    6.1 The term of this LICENSE AGREEMENT shall commence on the EFFECTIVE DATE and continue in full force and effect until expiration, revocation or invalidation of the last patent within the PATENT RIGHTS licensed to LICENSEE, unless terminated earlier pursuant to this Article VI. Notwithstanding the above, upon the expiration, but not an earlier termination of this LICENSE AGREEMENT, LICENSEE shall have a non-exclusive, fully paid-up right and license under the LICENSED SUBJECT MATTER to use and exploit the TECHNOLOGY RIGHTS.

    6.2  This LICENSE AGREEMENT will terminate:

         (a) Upon BOARD's written notice to LICENSEE after ninety (90) days written notice to LICENSEE if LICENSEE breaches or defaults on any material obligation under this LICENSE AGREEMENT; provided that such ninety (90) day notice specifies the nature of the breach; and provided further that LICENSEE may avoid such termination if before the end of such ninety (90) day period LICENSEE notifies BOARD in writing that such breach or default has been cured and states the manner of such cure. However, if LICENSEE disputes such breach in writing within such ninety
    (90) day period, BOARD shall not have the right to terminate this LICENSE AGREEMENT unless and until a court of competent jurisdiction has determined that this LICENSEE AGREEMENT was materially breached and such determination is final, and LICENSEE fails to cure such breach within ninety (90) days after such determination. For purposes of this Paragraph 6.2(a), a determination by a court of competent jurisdiction shall be deemed final if such determination either is not appealed, or is appealed to and upheld or otherwise confirmed by a court of appeals to which an appeal for review of such determination may be made directly; or

        (b) In its entirety or as to any particular patent application or patent within the PATENT RIGHTS, upon LICENSEE's sixty (60) days prior written notice to BOARD. From and after the effective date of a termination under this Paragraph 6.2(b) with respect to a particular patent application or patent, such patent application and patent shall cease to be within the PATENT RIGHTS for all purposes of this LICENSE AGREEMENT. Upon a termination of this LICENSE AGREEMENT in its entirety under this Paragraph 6.2(b), all rights and obligations of LICENSEE and BOARD shall terminate, except as provided in Paragraphs 6.3, 6.4 and 6.5 below.

    6.3 Upon termination of this LICENSE AGREEMENT for any reason, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination.

    6.4 In the event that this LICENSE AGREEMENT is terminated for any reason, LICENSEE, SUBSIDIARIES and customers of either LICENSEE or a SUBSIDIARY may, after the effective date of such termination, sell or otherwise dispose of all LICENSED PRODUCTS and parts therefor that LICENSEE, SUBSIDIARIES and customers of either LICENSEE or a SUBSIDIARY may have on hand on the effective date of such termination, subject to LICENSEE's payment to BOARD of royalties pursuant to Article V of this LICENSE AGREEMENT. Upon termination of this LICENSE AGREEMENT for any reason, any sublicense granted by LICENSEE or SUBSIDIARY, if any, under this LICENSE AGREEMENT shall survive, provided that the sublicensee promptly agrees in writing to be bound by the terms of this LICENSE AGREEMENT.

    6.5 Articles II, VI, IX, X, XI, XII and XV shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this
Article VI, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

                         VII.  INFRINGEMENT

    7.1 In the event that any of the PATENT RIGHTS are infringed by a third party, LICENSEE and/or a sublicensee of either LICENSEE or a SUBSIDIARY shall have, subject to Paragraph 7.2, the first right and obligation to institute and prosecute any action or proceeding to enforce the PATENT RIGHTS with respect to such infringement including without limitation settlement discussions relating to, and any declaratory judgment action arising from, such infringement by competent counsel of LICENSEE's choice or, if applicable, such sublicensee's choice. If LICENSEE or, if applicable, a sublicensee of either LICENSEE or a SUBSIDIARY institutes and prosecutes any such action or proceeding, LICENSEE or such sublicensee, if applicable, shall have an exclusive right to control such action or proceeding. In the event that LICENSEE or a sublicensee of either LICENSEE or a SUBSIDIARY commences an action to enforce the PATENT RIGHTS, LICENSEE shall have the right during the pendency of the action to withhold [*] of the royalties payable to BOARD hereunder based on the SALE of the LICENSED PRODUCTS covered by the patent or patent within the PATENT RIGHTS in dispute to offset LICENSEE's and such sublicensee's out-of-pocket legal expenses incurred in connection with such action or proceeding. Any portion of such withheld royalties that is not so applied, shall be promptly paid to BOARD after such action or proceeding is resolved or abandoned. Any amounts recovered from third parties by LICENSEE or a sublicensee of

* Confidential treatment has been requested for marked portion either LICENSEE or a SUBSIDIARY with respect to the PATENT RIGHTS in such action or proceeding shall be applied first to reimburse any outstanding legal expenses of the action or proceeding incurred by LICENSEE or such sublicensee, and then to reimburse BOARD for any royalties or fees withheld under this Paragraph 7.1 with respect to such action or proceeding. Any amounts remaining shall be included in NET SALES for purposes of calculating royalties owed pursuant to Paragraph 5.4 and/or Paragraph 5.5, as applicable.

    7.2 In the event that any of the PATENT RIGHTS are infringed by a third party, and LICENSEE and/or a sublicensee of either LICENSEE or a SUBSIDIARY, if appropriate, has not instituted action or proceedings against such third party to enforce the PATENT RIGHTS, or has not concluded settlement discussions with such third party, or LICENSEE or a SUBSIDIARY has not granted to such third party sublicense rights under the PATENT RIGHTS, within one (1) year of LICENSEE's or such sublicensee's receipt of information of such third party's infringement of the PATENT RIGHTS, BOARD and LICENSEE and such sublicensee, if appropriate, will consult with one another in an effort to determine whether the infringement is a substantial infringement of the PATENT RIGHTS and whether a reasonably prudent licensee would have instituted such action or proceedings, concluded such settlement negotiations, and/or granted such sublicense rights within such one (1) year period in light of all relevant business and economic factors (including without limitation the projected cost of such action or proceedings, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against BOARD, LICENSEE and/or such sublicensee, the diversion of LICENSEE's and/or such sublicensee human and economic resources, the impact of any possible adverse outcome on LICENSEE and/or such sublicensee, and the effect any publicity might have on the respective reputations and goodwill of BOARD and LICENSEE and/or such sublicensee). If after such consultation BOARD and LICENSEE and such sublicensee, if appropriate, have not reached agreement and LICENSEE and/or such sublicensee, if appropriate, does not institute action or proceedings against, or enter into settlement negotiations with, or grant sublicense rights to a substantial infringer, BOARD shall have the right to enforce the PATENT RIGHTS relating to infringement by such a substantial infringer on behalf of BOARD and LICENSEE and/or such sublicensee. Any amounts recovered from third parties by BOARD with respect to the PATENT RIGHTS in such action or proceeding shall be retained by BOARD.

    7.3 LICENSEE shall notify BOARD promptly in writing of any claim asserted against LICENSEE, SUBSIDIARIES and/or a sublicensee of either LICENSEE or a SUBSIDIARY by any third party alleging infringement of any patent owned by such third party in connection with manufacture, use or sale of LICENSED PRODUCTS or practice, of any method, process or procedure within the PATENT RIGHTS. Notwithstanding anything herein to the contrary, if in LICENSEE's reasonable judgment, the manufacture, use or sale of LICENSED PRODUCTS or the practice of any method, process or procedure within the PATENT RIGHTS by LICENSEE, SUBSIDIARIES or sublicensees of either LICENSEE or a SUBSIDIARY would infringe a BLOCKING PATENT owned or controlled by a third party, LICENSEE shall have the right to deduct from the royalties payable to BOARD under Article V the amount which LICENSEE, SUBSIDIARIES or a sublicensee of either LICENSEE or a SUBSIDIARY, as the case may be, shall pay or shall continue to pay to such third party for rights and license under such BLOCKING PATENT to manufacture, use or sell such LICENSED PRODUCTS or practice of any method, process or procedure within the PATENT RIGHTS. "BLOCKING PATENT" shall mean any issued and unexpired patent not within the PATENT RIGHTS the claims of which cover a LICENSED PRODUCT or any method, process or procedure within the PATENT RIGHTS and, but for rights and license granted by the party that owns or controls such patent, would be infringed by the manufacture, use or sale of such LICENSED PRODUCT or the practice of any method, process or procedure within the PATENT RIGHTS. However, by reason of this Paragraph 7.3, the royalty payable to BOARD under Paragraph 5.4(a) and/or Paragraph 5.5(a) shall not be reduced to less than [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by LICENSEE and/or SUBSIDIARIES, and the royalty payable to BOARD under Paragraph 5.4(b) and/or Paragraph 5.5(b) shall not be reduced to less than [*] of NET SALES attributed to SALES of LICENSED PRODUCTS by sublicensees of either LICENSEE or a SUBSIDIARY. The reduction in royalty pursuant to this Paragraph 7.3 shall be made prior to calculating any adjustment under Paragraph 5.7. In the event that LICENSEE, SUBSIDIARIES or a sublicensee of either LICENSEE or a SUBSIDIARY receives a claim from a third party alleging an infringement for which LICENSEE would be entitled to deduct royalties under this Paragraph 7.3, LICENSEE shall have the right to withhold [*] of the royalties payable to BOARD hereunder and apply such amounts against LICENSEE's and such sublicensee's out-of-pocket expenses incurred in defending such claim. Any withheld amounts that are not so used shall promptly be reimbursed to BOARD after the resolution of such claim.

    7.4 In any suit, action or other proceeding in connection with enforcement and/or defense of the PATENT RIGHTS, the parties shall cooperate fully, including without limitation, subject to the statutory authority of the Attorney General of the State of Texas as applicable to BOARD, by joining as a party plaintiff and executing such documents as the party prosecuting such suit, action or other proceeding may reasonably request. Upon the request and at the expense of the party prosecuting such suit, action or other proceeding, the other party shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in such other party's possession.

                          VIII.  ASSIGNMENT

    This LICENSE AGREEMENT may not be assigned by LICENSEE without the prior written consent of BOARD, except to a party that succeeds to all or substantially all of LICENSEE's business or assets relating to this LICENSE AGREEMENT whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by
the terms and conditions of this LICENSE AGREEMENT.   BOARD may assign its
right to receive payments hereunder.

                         IX.  PATENT MARKING

* Confidential treatment has been requested for marked portion

    LICENSEE agrees to mark permanently and legibly all products and documentation manufactured, used or sold by LICENSEE under this LICENSE AGREEMENT with such patent notice as may be permitted or required under Title 35, United States Code.

                 X.   INDEMNIFICATION AND INSURANCE

    10.1 LICENSEE shall hold harmless and indemnify BOARD, SYSTEM, UNIVERSITY, the Regents of the SYSTEM, officers, employees and agents from and against amounts paid to third parties as a result of claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and license granted under this LICENSE AGREEMENT by LICENSEE or its officers, employees, agents or representatives; provided that (a) LICENSEE receives prompt notice of any such claim, demand or cause of action, (b) LICENSEE shall not be obligated to indemnify any party in connection with any settlement for any claim, demand or cause of action unless LICENSEE consents in writing to such settlement, and (c) subject to the statutory duty of the Texas Attorney General, LICENSEE shall have the first right to defend any such claim, demand or cause of action and, if LICENSEE elects to exercise such first right, the exclusive right to control the defense thereof.

    10.2 During the term of human clinical trials intended for purposes of obtaining approval for marketing of LICENSED PRODUCTS by the FDA, or other similar government agencies in the LICENSED TERRITORY, LICENSEE shall maintain, at LICENSEE's expense, at least [*] of product liability insurance per occurrence from an insurance company or companies reasonably satisfactory to BOARD. The insurance policy relating to such coverage shall name BOARD as an additional party insured by way of endorsement or otherwise. After initiation of such human clinical trials, and on an annual basis thereafter, LICENSEE shall deliver or cause to be delivered to BOARD an insurance certificate evidencing the insurance coverage required pursuant to this Paragraph 10.2. Prior to commercialization of any LICENSED PRODUCTS, LICENSEE and BOARD shall negotiate in good faith an appropriate minimum level of insurance coverage based upon usual and customary standards in the medical products industry relevant to such LICENSED PRODUCTS.

               XI.  USE OF BOARD AND COMPONENTS'S NAME

    LICENSEE shall not use the name of The University of Texas at Austin, SYSTEM, BOARD, or Regents on LICENSED PRODUCTS or in advertising products that incorporate or are covered by the PATENT RIGHTS or the TECHNOLOGY RIGHTS without BOARD's express written consent.

                   XII.  CONFIDENTIAL INFORMATION

* Confidential treatment has been requested for marked portion

    The parties may, from time to time, in connection with this LICENSE AGREEMENT and the work contemplated under the RESEARCH AGREEMENT, disclose to each other CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" shall mean any information disclosed in writing by a party to either this LICENSE AGREEMENT or the RESEARCH AGREEMENT to any of the other parties to either this LICENSE AGREEMENT or the RESEARCH AGREEMENT, and marked by the disclosing party with the legend "CONFIDENTIAL" or other similar legend sufficient to identify such information as confidential proprietary information of the disclosing party. Each party will use best efforts to prevent the disclosure of the other party's CONFIDENTIAL INFORMATION to third parties; provided that LICENSEE may disclose BOARD's CONFIDENTIAL INFORMATION to the extent reasonably necessary to exploit the rights and license granted to LICENSEE hereunder or pursuant to the RESEARCH AGREEMENT; and provided further that the recipient party's obligations under this Article XII shall not apply to CONFIDENTIAL INFORMATION that:

         (a) is disclosed orally; provided, however, that the recipient party's obligations under this Article XII shall apply to information disclosed orally if such information is reduced to writing and marked with the legend "CONFIDENTIAL" by the disclosing party within thirty
    (30) days after disclosure thereof;

         (b) is in the recipient party's possession at the time of disclosure thereof as demonstrated by documentary evidence;

         (c) is or later becomes part of the public domain through no fault of the recipient party;

         (d) is received from a third party having no obligations of confidentiality to the disclosing party;

         (e) is developed independently by the recipient party without access to the disclosing party's CONFIDENTIAL INFORMATION; or

         (f) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent disclosure of such CONFIDENTIAL INFORMATION.

In the event that LICENSEE reasonably determines that disclosure of CONFIDENTIAL INFORMATION is necessary to exploit the rights and license granted to LICENSEE hereunder or pursuant to the RESEARCH AGREEMENT, LICENSEE agrees that LICENSEE shall not disclose to a third party CONFIDENTIAL INFORMATION of any of the other parties to either this LICENSE AGREEMENT or the RESEARCH AGREEMENT, unless either such third party has executed a confidentiality agreement with LICENSEE containing terms and conditions substantially similar to this Article XII, or, with respect to governmental agencies or other regulatory bodies, other usual and customary procedures in the medical products industry are utilized to protect such CONFIDENTIAL INFORMATION. The obligations of the parties pursuant to this Article XII with respect to CONFIDENTIAL INFORMATION of the other party shall continue in full force and effect for a period of five (5) years after expiration or termination of the later of either this LICENSE AGREEMENT or the RESEARCH AGREEMENT.

                    XIII.  PATENTS AND INVENTIONS

    13.1 BOARD shall have the right to file and prosecute any patent application and maintain any patent that may issue therefrom within the PATENT RIGHTS, and LICENSEE shall pay BOARD's expenses relating to filing and prosecuting of such patent applications and maintaining such patents, unless LICENSEE elects not to pay such expenses pursuant to LICENSEE's rights under Paragraph 13.5. In addition, in the event that LICENSEE desires that BOARD file a patent application on any invention arising out of or in connection with the RESEARCH PROGRAM and BOARD elects to do so, BOARD shall have the right to file and prosecute such patent application and maintain any patent that may issue therefrom, and LICENSEE shall pay BOARD's expenses relating to filing and prosecuting of such patent applications and maintaining such patents, unless LICENSEE elects not to pay such expenses pursuant to LICENSEE's rights under Paragraph 13.5. LICENSEE shall pay BOARD's expenses relating to filing and prosecuting of such patent applications and maintaining such patents within thirty (30) days after receipt of BOARD's written invoice. Subject to the rights and license granted to LICENSEE pursuant to Article IV of this LICENSE AGREEMENT, BOARD shall own all right, title and interest in and to any patent applications, and any patents that may issue therefrom, within the PATENT RIGHTS or that disclose inventions arising out of or in connection with the RESEARCH PROGRAM made solely by employees of BOARD and jointly by employees of BOARD and LICENSEE. Such patent applications and patents issuing therefrom shall be deemed to be patent applications and patents within the PATENT RIGHTS.

    13.2 BOARD agrees to consult with LICENSEE in a timely manner concerning the selection of patent counsel for the purpose of filing and prosecuting patent applications within the PATENT RIGHTS. BOARD further agrees to consult with LICENSEE in a timely manner concerning (i) scope and content of patent applications within the PATENT RIGHTS prior to filing such patent applications and (ii) content of and proposed responses to official actions of the United States Patent and Trademark office and foreign patent offices during prosecution of such patent applications. For purposes of this Paragraph 13.2, "timely" shall mean sufficiently in advance of any decision by BOARD or any deadline imposed upon written response by BOARD so as to allow LICENSEE to meaningfully review such decision or written response and also provide comments to BOARD in advance of such decision or deadline to allow LICENSEE's comments to be considered and incorporated into BOARD's decision or written response.

    13.3 BOARD agrees to keep LICENSEE informed in a timely manner of the contents, status and progress of all patent applications within the PATENT RIGHTS filed and prosecuted by

BOARD. BOARD further agrees that BOARD will not allow any such patent application or any patent that may issue therefrom to become abandoned until LICENSEE has determined, and informed BOARD in writing, that LICENSEE does not desire to continue prosecution or appeal(s) or maintenance of such patent application or patent. For purposes of this Paragraph 13.3, "timely" shall mean sufficiently in advance of any decision by BOARD or any deadline imposed upon written response by BOARD so as to allow LICENSEE to meaningfully review such decision or written response and also provide comments to BOARD in advance of such decision or deadline to allow LICENSEE's' comments to be considered and incorporated into BOARD's decision or written response.

    13.4 In the event that BOARD elects not to file any patent application within the PATENT RIGHTS, or thereafter elects not to continue prosecution of any such patent application, or elects not to maintain any patent that may issue therefrom, LICENSEE shall have the right, at LICENSEE's option and expense, to file for and prosecute such patent application and maintain such patent using patent counsel selected by LICENSEE and approved by BOARD, such approval not to be unreasonably withheld. BOARD shall reasonably cooperate with and assist LICENSEE in connection with any filing, prosecution and maintenance activities undertaken by LICENSEE in accordance with this Paragraph 13.4. LICENSEE agrees to consult with BOARD with respect to such filing, prosecution and maintenance activities and to take into account all comments provided by BOARD, including without limitation, comments concerning
(i) scope and content of patent applications within the PATENT RIGHTS prior to filing such patent applications and (ii) content of and proposed responses to official actions of the United States Patent and Trademark office and foreign patent offices during prosecution of such patent applications.

    13.5 With respect to the filing of any patent application within the PATENT RIGHTS by either BOARD or LICENSEE, or the prosecution of any such patent application within the PATENT RIGHTS, or the maintenance of any patent within the PATENT RIGHTS that may issue therefrom, if LICENSEE elects not to pay the expenses actually incurred by BOARD in filing and prosecuting such patent application and maintaining such patent, or if LICENSEE elects not to file for or continue prosecution of a patent application (whether such patent application was filed by BOARD or LICENSEE) or maintain any patent that may issue therefrom within the PATENT RIGHTS pursuant to LICENSEE's rights under Paragraph 13.4, in any country, LICENSEE shall promptly notify BOARD in writing sufficiently in advance of any deadline to enable BOARD, at BOARD's expense, to file for or continue prosecution of such patent application, and/or maintain such patent. Thereafter, LICENSEE shall have no further rights or obligations with respect to such patent application and/or such patent in such country.

                         XIV.  DUE DILIGENCE

    14.1 LICENSEE shall use commercially reasonable efforts to bring one or more LICENSED PRODUCTS to market and to meet the market demand therefor. BOARD shall have a right after two (2) years from the EFFECTIVE DATE to terminate the exclusivity of the license granted by BOARD to LICENSEE pursuant to Paragraph 4.1 in any national political jurisdiction within the LICENSED TERRITORY at any time upon written notice to LICENSEE if LICENSEE fails to provide written evidence that LICENSEE has commercialized or is using commercially reasonable efforts to commercialize a LICENSED PRODUCT within one hundred eighty (180) days after receiving written notice from BOARD of BOARD's intention to terminate such exclusivity; provided that termination of such exclusivity shall not occur unless and until a court of competent jurisdiction has determined that LICENSEE has not satisfied LICENSEE's obligations hereunder and such determination is final. For purposes of this Paragraph 14.1, a determination by a court of competent jurisdiction shall be deemed final if such determination either is not appealed, or is appealed to and upheld or otherwise confirmed by a court of appeals to which an appeal for review of such determination may be made directly. Evidence provided by LICENSEE in writing that LICENSEE has an ongoing and active research, development, manufacturing, marketing or sublicensing program (as appropriate), directed toward production and sale of LICENSED PRODUCTS within either the United States or Europe shall be deemed satisfactory evidence that LICENSEE has commercialized or is using commercially reasonable efforts to commercialize a LICENSED PRODUCT and to meet the market demand therefor. In the event that termination of the exclusivity of the license granted herein occurs in any national political jurisdiction pursuant to this Paragraph 14.1, BOARD agrees to negotiate in good faith with LICENSEE lower royalty rates with respect to SALES of LICENSED PRODUCTS in such jurisdiction and other terms and conditions relating to a non-exclusive right and license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use and sell LICENSED PRODUCTS, to practice any method, process or procedure within the PATENT RIGHTS or the TECHNOLOGY RIGHTS, and to otherwise exploit the LICENSED SUBJECT MATTER, within such national political jurisdiction for use within the LICENSED FIELD. This Paragraph 14.1 sets forth BOARD's sole remedy for a failure by LICENSEE to meet LICENSEE's obligations under this Paragraph 14.1.

    14.2 If LICENSEE's rights under this LICENSE AGREEMENT become non-exclusive pursuant to Paragraph 14.1 above, and BOARD grants a license under the PATENT RIGHTS to a third party for lower fees and/or at a lower royalty rate than those set forth in Article V above or negotiated in good faith pursuant to the parties obligations under Paragraph 14.1, BOARD shall so notify LICENSEE and the amounts payable by LICENSEE hereunder shall be reduced to such lower amounts.

                            XV.  GENERAL

    15.1 This LICENSE AGREEMENT, together with the RESEARCH AGREEMENT, constitutes the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

    15.2 LICENSEE's sole obligation to bring LICENSED PRODUCTS to market and meet the market demand therefor is as set forth in Article XIV. Nothing in this LICENSE AGREEMENT shall be deemed to require LICENSEE to otherwise exploit the LICENSED SUBJECT MATTER for commercial purposes, or prevent LICENSEE from commercializing products similar to or competitive with a LICENSED PRODUCT.

    15.3 In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

    15.4 Any notice or other communication required by this LICENSE AGREEMENT shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

         If to BOARD:        BOARD OF REGENTS
                             The University of Texas System
                             201 West 7th Street
                             Austin, Texas 78701
                             ATTENTION:  System Intellectual Property
                                         Office

         with a copy to:

                             Executive Vice President and Provost
                             The University of Texas at Austin
                             Main Building 201
                             Austin, Texas 78712-1111
                             ATTENTION:  Patricia C. Ohlendorf

         If to LICENSEE:     PEGAS PHARMACEUTICALS, INC.
                             2200 Sand Hill Road
                             Menlo Park, California 94025
                             ATTENTION:  Vice President,
                                         Corporate Development


    15.5 LICENSEE shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this LICENSE AGREEMENT.

    15.6 This LICENSE AGREEMENT shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas; provided, however, that all questions with respect to validity of any patents or patent applications within the PATENT RIGHTS shall be determined in accordance with the laws of the respective country in the territory in which such patents or patent applications shall have been granted or filed, as applicable.

    15.7 A waiver, express or implied, by either BOARD or LICENSEE of any right under this LICENSE AGREEMENT or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

    15.8 Headings included herein are for convenience only, do not form a part of this LICENSE AGREEMENT and shall not be used in any way to construe or interpret this LICENSE AGREEMENT.

    15.9 If any provision of this LICENSE AGREEMENT shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so reformable, so as not to affect the validity or enforceability of the remainder of this LICENSE AGREEMENT.

    15.10 This LICENSE AGREEMENT may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this LICENSE AGREEMENT.

BOARD OF REGENTS OF THE           PEGAS PHARMACEUTICALS, INC.
  UNIVERSITY OF TEXAS SYSTEM        ("LICENSEE")
    ("BOARD")

By: /s/ Thomas G. Ricks                By: /s/ Mark Levin
   ----------------------------           -----------------------------
   Thomas G. Ricks                        Name: Mark Levin
     Acting Vice Chancellor                    ------------------------
       for Asset Management               Title:  CEO
                                                -----------------------

APPROVED AS TO CONTENT:

By: /s/ William H. Cunningham
   ----------------------------
   William H. Cunningham
     President
       The University of Texas at Austin



APPROVED AS TO FORM:

By:/s/ Dudley R. Dobie, Jr.
   -----------------------------
   Dudley R. Dobie, Jr.,
    Office of General Counsel



                       CERTIFICATE OF APPROVAL

    I hereby certify that the foregoing Agreement was approved by the Board of Regents of The University of Texas System on the 11th day of June, 1992 and that the person whose signature appears above is authorized to execute such Agreement on behalf of the Board.


/s/ Arthur H. Dilly
-------------------------------------
Executive Secretary, Board of Regents
The University of Texas System
ARTHUR H. DILLY